Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of CVR GP, LLC

and

The Unitholders of CVR Partners, LP

and

The General Partner of CVR Partners, LP

We consent to the use of our report dated February 28, 2013, with respect to the CVR Partners, LP consolidated statements of operations, comprehensive income, partners’ capital, and cash flows for the year ended December 31, 2012, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

January 12, 2016